Filed under Rule 424(b)(2), Registration Statement No. 333-180488

Preliminary Pricing Supplement No. 6 - Dated Monday, August 25, 2014 (To Prospectus Supplement Dated July 16, 2014 To Prospectus Dated March 30, 2012)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WGF6	[]	100.000%	3.000%	[]	Fixed	4.050% (Per Annum)	Semi-Annual	09/15/2036	03/15/2015	$21.38	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, August 25, 2014 through Tuesday, September 2, 2014

Trade Date: Tuesday, September 2, 2014 @ 12:00 PM ET

Settlement Date: Friday, September 5, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus Supplement Dated 7-16-14 Prospectus Dated 3-30-12

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

[LETTERHEAD OF MCGUIREWOODS LLP]

August 25, 2014

VIA EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

RE:	Bank of America Corporation
Registration Statement on Form S-3
(Registration No. 333-180488)

Ladies and Gentlemen:

On behalf of Bank of America Corporation, a Delaware corporation (the “Registrant”), and pursuant to Rule 424(b)(2) of the Securities Act of 1933, as amended, we are transmitting herewith for filing with the Securities and Exchange Commission, via the Electronic Data Gathering, Analysis and Retrieval System, the Registrant’s Preliminary Pricing Supplement No. 6 dated August 25, 2014. No filing fee is being paid in connection with this filing.

Please do not hesitate to call if you have any questions with respect to this filing.

Very truly yours,

/s/ ELIZABETH A. HINSHAW

Elizabeth A. Hinshaw

Enclosure